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                                                                      Exhibit 23


                         CONSENT OF INDEPENDENT AUDITOR


The Board of Directors of
   The Andover Apparel Group, Inc.


We consent to incorporation by reference in the registration statement (No. 33-33963) on Form S-8 of The Andover Apparel Group, Inc. of our report dated January 29, 1999, relating to the consolidated balance sheets of The Andover Apparel Group, Inc. and Subsidiaries as of November 30, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows and the related Schedule II for each of the three years in the period ended November 30, 1998, which report appears in the November 30, 1998 annual report on Form 10-K of The Andover Apparel Group, Inc.


                                        /s/  MAHONEY COHEN & COMPANY, CPA, P.C.


New York, New York
February 25, 1999





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